CONTACTS
From: Anthony J. DeFazio	For: Michael A. Happel, CIO
Diccicco Battista Communications	American Realty Capital New York Recovery REIT, Inc.
tdefazio@dbcworks.com	mhappel@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Purchases Three Significant Manhattan Properties for

Over $124 Million to Close out a Strong 2012

New York, New York, January 2, 2013 – American Realty Capital New York Recovery REIT, Inc. (the “Company”) announced today that it closed $124.4 million of property acquisitions, exclusive of closing costs, to punctuate a strong year. In the last week of 2012, the Company closed the following acquisitions: the fee simple interests in two institutional quality office buildings located at 256 West 38th Street and 229 West 36th Street in Midtown Manhattan; and the master lease for the commercial portion of a cooperative located at 350 Bleecker Street in the Greenwich Village neighborhood of Manhattan. Each acquisition was funded with proceeds from the Company’s ongoing initial public offering and debt financing.

These three acquisitions increased the Company’s portfolio by contract purchase price to $350.7 million, exclusive of closing costs.

The following table provides information relating to the contract purchase price, rentable square feet and the percentage occupancy related to the three acquisitions.

Property	Contract Purchase Price (in millions)	Rentable Square Feet	Percentage Occupancy
256 West 38th Street	$ 48.6	118,815	87%
229 West 36th Street	$ 64.9	148,894	100%
350 Bleecker Street	$ 10.9	14,511	100%

“With these three acquisitions, we have closed out 2012 strongly,” noted Michael A. Happel, Chief Investment Officer of the Company. Mr. Happel continued, “These acquisitions have greatly enhanced our portfolio of stable, income-producing properties in the greater metropolitan area of New York City. Our total portfolio of roughly $351 million is consistent with our investment strategy and a testimony to our real estate team’s dedication to purchasing properties with attractive current yield and upside potential.”

About the Company

American Realty Capital New York Recovery REIT, Inc. is a publicly registered, non-traded real estate investment (“REIT”) trust that has qualified as a REIT for tax purposes. Additional information about the Company can be found on its website at www.newyorkrecoveryreit.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.